Exhibit 99.1

Opexa to Present at the Merriman Curhan Ford 6th Annual Investor Summit 2009 on November 10, 2009

THE WOODLANDS, Texas--(BUSINESS WIRE)--November 5, 2009--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing Tovaxin®, a personalized T-cell immunotherapy for multiple sclerosis (MS), today announced that Neil K. Warma, Opexa’s president and chief executive officer, will deliver a corporate presentation at the Merriman Curhan Ford 6th Annual Investor Summit 2009. The conference will be held November 9-10, 2009, at the Sofitel New York Hotel in New York City.

Opexa’s presentation will occur at 4:40 p.m. (EST) on Tuesday, November 10, 2009 and will include an overview of the company’s ongoing clinical development program for Tovaxin, the company’s lead therapy for MS. The presentation will be webcasted and the link to access the audio webcast and presentation will be available at www.opexatherapeutics.com.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is an individualized cellular immunotherapy treatment in Phase IIb clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time. Data from the first Phase IIb clinical study showed compelling evidence that Relapsing Remitting MS patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com

CONTACT:
Opexa Therapeutics, Inc.
President and CEO
Neil K. Warma, 281-719-3437
nwarma@opexatherapeutics.com